                                                                  EXHIBIT 2.1




BAYLAKE BANK MERGER APPLICATION

AGREEMENT AND PLAN OF ACQUISITION


AGREEMENT made this 13th day of March, 1996 by and between Baylake Corp., a Wisconsin corporation ("Baylake"), and Four Seasons of Wis. Corp., a Wisconsin corporation ("Four Seasons").

WHEREAS, Baylake and Four Seasons are Wisconsin corporations and registered bank holding companies under the Bank Holding Company Act of 1956, as amended, and

WHEREAS, Four Seasons controls The Bank, a Wisconsin state chartered bank ("The Bank"), and Baylake desires to acquire The Bank through purchase of Four Seasons in accordance with the terms and conditions of this Agreement and Plan of Acquisition ("Agreement") in a transaction in which all of the outstanding shares of Four Seasons will be acquired by Baylake, and

WHEREAS, following the Acquisition and dissolution of Four Seasons, Baylake shall be the sole owner of Four Seasons, including all of its assets and subsidiaries, all rights under contract, liens, security interests, mortgages, and other encumbrances thereof, and all other claims and interests in assets or properties then existing, which properties and liabilities shall vest in and become the property and liabilities of Baylake without the requirement for any other transfer, order of any court or regulatory body, or consent of any other party, and

WHEREAS, upon the completion of the Acquisition and dissolution of Four Seasons, Baylake shall thereafter hold and exercise all of the various rights, interests, and ownership in and to the assets and liabilities of Four Seasons in the same manner and to the same extent, without interference therewith, as Four Seasons or its subsidiary may hold or exercise the same as of the Effective Date hereof, and

WHEREAS, upon the Effective Date, at the sole direction of Baylake pursuant to the joint application with its subsidiary, Baylake Bank, for regulatory approval, the existence and holding company status of Four Seasons and the bank charter of The Bank shall thereupon be terminated. Four Seasons shall be dissolved and cease to exist, and the assets, liabilities, and properties of The Bank shall be merged with Baylake's subsidiary, Baylake Bank, which shall succeed to and possess all of its assets, liabilities, branches, rights, privileges, and powers,

NOW, THEREFORE, in consideration of the terms and covenants set forth herein and, further, of the mutual benefit accruing to the parties under this Agreement, it is hereby agreed as follows:

1. ACQUISITION. Subject to the terms and conditions hereof and in reliance upon the covenants, representations and warranties herein made by each to the other, the parties commit to the following principals of purchase and obligations of the parties ("Acquisition"):

1.1 Purchase Price. On the Effective Date, Baylake agrees to pay the sum of THIRTEEN
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MILLION EIGHT HUNDRED THOUSAND and no/100 DOLLARS plus the net ordinary income of The Bank for 1996 up to the Effective Date as full and final compensation ("Purchase Price") for the stock of Four Seasons.

1.2 Obligation of Baylake. Baylake agrees to approve the Agreement by March 19, 1996, to pay the Purchase Price and to complete the Acquisition, subject to and in accordance with the obligations identified under the terms and conditions of the Agreement.

1.3 Obligation of Four Seasons. Four Seasons agrees to execute the Agreement based upon the unanimous affirmative vote of its directors to approve this Agreement and to effect the Acquisition, subject to and in accordance with the obligations outlined herein.

2. PLAN OF ACQUISITION. The parties agree that, pursuant to the Agreement and execution of other documents necessary therefor, the Acquisition will have the following legal effect and result:

2.1 Requirements for Completion. Following the final approval of the Board of Governors of the Federal Reserve System ("Federal Reserve") and the Office of the Wisconsin Commissioner of Banking ("Wisconsin Banking Commission"), and subject to compliance with the other regulatory agencies, including the Federal Deposit Insurance Corporation ("FDIC") and Securities Exchange Commission ("SEC"), and the requirements, terms, and conditions set forth in the Agreement, the Acquisition shall be consummated as of the Effective Date.

2.2 Effective Date. The Effective Date shall be the date of the final execution by the parties of all required related agreements and issuance by the Federal Reserve and Wisconsin Banking Commission of documents approving the acquisition of Four Seasons.

2.3 Transfer of Ownership. Upon payment of the Purchase Price to the shareholders, all issued and outstanding shares of common stock shall be conveyed, transferred, and otherwise delivered to Baylake.

3. REPRESENTATIONS AND WARRANTIES OF BAYLAKE. Baylake represents, warrants and agrees as follows:

3.1 Corporate Matters. Baylake is a corporation duly organized, validly existing and operating under the laws of the State of Wisconsin and a registered bank holding company under the BHC Act. Baylake is duly authorized to conduct its business and has full power and authority, including all licenses, franchises, permits and other governmental authorizations required by law, to engage in the business and activities now conducted by it and to own the properties now owned by it.

3.2 Validity of Corporate Action. Baylake has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations under this Agreement. This Agreement constitutes a valid and legally binding obligation of Baylake and has been duly authorized and approved on behalf of Baylake by all requisite corporate action. Provided the regulatory approvals have been obtained, the performance of this Agreement and carrying out of the Acquisition will not conflict with the terms of any law or any rule or regulation of any
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governmental agency or authority, or any judgment, order or decree of any court or other governmental agency to which Baylake, or any Baylake subsidiary may be subject.

3.3 Accuracy of Information. The statements made by Baylake in this Agreement, and in any other written disclosures or documents executed and/or delivered by or on behalf of Baylake to Four Seasons pursuant to the terms of this Agreement, are true and correct in all material respects and do not omit any material facts necessary to make such statements not misleading. All such statements which are not set forth in this Agreement shall nevertheless constitute representations and warranties of Baylake hereunder to the same extent as if set forth in full in this Agreement.

3.4 Capacity to Complete the Transaction. Baylake affirms that it has the ability to perform its obligations under the Agreement, that it has sufficient financial capacity to acquire the stock of Four Seasons, and that it knows of no reason why it will not receive the regulatory approvals necessary to complete the transaction.

4. REPRESENTATIONS AND WARRANTIES OF FOUR SEASONS. Four Seasons represents, warrants and agrees as follows:

4.1 Four Seasons Corporate Matters. Four Seasons is a corporation duly organized, validly existing and in active status under the laws of the State of Wisconsin and is a registered bank holding company under the BHC Act. Four Seasons is duly authorized to conduct its business and has full power and authority, including all licenses, permits and other authorizations required by law where the failure to do so would materially and adversely affect Four Seasons or its financial condition, to engage in the business and activities now conducted by it and to own the properties now owned by it. Four Seasons is not qualified to do business in any jurisdiction other than the State of Wisconsin and such business, activities and property ownership do not require any such qualifications to do business as a foreign corporation. Four Seasons has no subsidiaries other than The Bank. Four Seasons owns all of the issued and outstanding shares of capital stock of The Bank.

4.2 The Bank Corporate Matters. The Bank is duly organized, validly existing and in good standing under the laws of the State of Wisconsin, is duly authorized to conduct a general banking business, subject to the supervision of the Wisconsin Banking Commission and the FDIC, its deposits are insured under the Federal Deposit Insurance Act, has its main office in Manawa, Wisconsin and a fully authorized branch office in King, Wisconsin. The Bank has full power and authority, including all licenses, franchises, permits and other governmental authorizations required by law, to engage in the business and activities now conducted by it and to own the properties now owned by it.

4.3 Validity of Corporate Action. Four Seasons has all necessary corporate power and authority to enter into this Agreement in conformity with the applicable law, and to perform all of its obligations hereunder. This Agreement constitutes a valid and legally binding obligation of Four Seasons in accordance with its terms and subject to its conditions, and is duly authorized and approved on behalf of Four Seasons by all requisite corporate action. Subject to identified regulatory approval, performance of this Agreement will not conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by, the terms of any law or any rule or regulation of any governmental agency or authority, or any judgment, order or
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decree.

4.4 Accuracy of Information. The statements made by Four Seasons in this Agreement, and in any other written disclosures or documents executed and/or delivered by or on behalf of it to Baylake in connection with or pursuant to the terms of this Agreement, are true and correct in all material respects and do not omit any material facts necessary to make such statements not misleading. All such statements which are not set forth in this Agreement shall nevertheless constitute representations and warranties of Four Seasons hereunder to the same extent as if set forth in full in this Agreement.

4.5 Capitalization. The capital stock of Four Seasons consists of 4000 authorized shares of Common Stock, no par value per share, 3,241 shares of which are issued and outstanding. The capital stock of The Bank consists of 4 authorized shares of Common Stock, $100,000 par value per share, all of which shares are issued and outstanding and owned by Four Seasons. All of the outstanding shares of Four Seasons and The Bank are validly issued, fully paid and nonassessable except to the extent described below, and were not issued in violation of the preemptive rights of any shareholder. The outstanding stock of Four Seasons and the capital stock of The Bank may be subject to liability for certain unpaid employee claims as provided in Section 180.0622 (2)(b) of the Wisconsin Business Corporation Law; the outstanding stock of The Bank is subject to sale to satisfy any assessment made to remedy an impairment or deficiency of capital, to the extent provided in Section 220.07 of the Wisconsin Statutes. There are no outstanding options, warrants, conversion rights, subscriptions or other commitments of any kind directly or indirectly obligating Four Seasons or The Bank to issue any additional shares of its capital stock or other equity securities.

4.6 Financial Statements. Four Seasons has heretofore made available to Baylake copies of financial statements pursuant to the "Due Diligence" examination, including without limitation its unaudited consolidated financial statements and The Bank's unaudited financial statements, together with copies of financial reports, applications and documents filed by Four Seasons and/or The Bank with applicable regulatory agencies within the past three years. Each such financial statement and report is true and correct in all material respects. Each report complies as of its respective date in all material respects with all of the laws, rules and regulations of the regulatory authority with which it was filed. Each financial statement fairly presents, in accordance with an accounting method prescribed or accepted by bank regulatory authorities, the financial position and results of operations of The Bank as of the respective dates thereof. As of such dates, the financial statements and reports do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such financial statements or reports materially misleading.

4.7 Property and Title. Each of Four Seasons and The Bank has good and marketable title to all assets and properties which it purports to own, including without limitation all assets and properties reflected in the December 31, 1995 financial statements (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the dates thereof), and such assets and properties are not subject to any liens, mortgages, security interests, encumbrances or charges of any kind, except (i) as may be noted in the financial statements; (ii) statutory liens for taxes not yet delinquent; (iii) security interests granted by The Bank to federal, state or other government agencies; and (iv) minor defects and irregularities in
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title and encumbrances which do not materially impact the use thereof for the purposes for which they are held.

4.8 Contracts and Obligations. Neither Four Seasons nor The Bank is a party to or bound by any written or oral lease, license, contract, or commitment with respect to any property, real or personal, requiring payments to any one supplier for the performance of services nor has either of them contracted for the purchase or sale of any real or personal property other than in the ordinary course of business which have not already been disclosed to Baylake. Four Seasons and The Bank have performed in all material respects all obligations under existing contracts by which either of them is bound which are required to be performed on its part to date, and is not in default under any outstanding mortgage, lease, contract, commitment or agreement to which either is bound.

4.9 Allowance for Loan Losses. To the best of the knowledge of Four Seasons, the allowance for loan losses shown on the most recent financial statement of The Bank is adequate in all respects to provide for all losses, net of recoveries, on loans outstanding as of that date, including any amounts charged off to the date of this Agreement. To the best of the knowledge of Four Seasons, the loan portfolio of The Bank, to the extent the aggregate amount thereof exceeds such allowance, at the date of such most recent financial statement, was fully collectible.

4.10 Taxes. Four Seasons and The Bank have filed with appropriate governmental agencies all material federal, state, and local income, franchise, excise, real and personal property and other tax returns and reports required to be filed by it. Four Seasons affirms the following with respect to itself and The Bank:

(a) Neither is delinquent in the payment of any taxes shown on such returns or reports or on any assessments received by it for any such taxes;

(b) Neither is subject to any pending examination of income taxes by the Internal Revenue Service or any state tax agency;

(c) Neither has executed or filed with the Internal Revenue Service or any state tax agency any agreement extending the period for assessment and collection of any federal or state tax;

(d) Neither is a party to any action or proceeding or has had any claim asserted against it by any governmental authority for assessment or collection of taxes.

The financial statements include adequate reserves for the payment of all accrued but unpaid federal, state and local taxes, including interest and penalties, whether or not disputed, for all periods through the respective dates of such statements.

4.11 Employees and Benefits. Four Seasons affirms the following with respect to itself and The Bank:

(a) Neither is a party to any written or oral (i) employment or consulting contract which is not terminable without penalty, (ii) employee bonus, deferred compensation, pension, profit sharing, retirement, stock purchase, or stock option plan, or (iii) other employee benefit or welfare plan; and
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(b)  No person or governmental agency has made any claim against Four Seasons or The Bank arising out of any statute, ordinance or regulation concerning discrimination to employees, employee practices, occupational or safety and health standards, or unfair labor practices.

4.12 Insurance. Until the Effective Date, Four Seasons and The Bank will maintain all insurance policies and bonds in full force and effect, with all premiums due thereon on or prior to such date having been paid as and when due. Neither Four Seasons nor The Bank has been informed by any insurer that any insurance coverage would not be renewed and has not had an application for any proposed insurance coverage rejected by any insurer.

4.13 Litigation and Claims. Four Seasons affirms the following with respect to itself and The Bank:


(a) There is no claim, action, suit, litigation, proceeding or investigation formally instituted, pending, or, to the best of the knowledge of Four Seasons, threatened against or affecting Four Seasons or The Bank, or any of their respective assets, at law, or in equity, or before any court, arbitration panel or other governmental authority which, if determined adversely to Four Seasons or The Bank, would have a material adverse effect on its financial condition, assets, business prospects or results of operations. (For such purpose, aggregate potential liability not exceeding $20,000 shall be deemed not to have a material adverse effect.); and

(b) Neither Four Seasons nor The Bank is subject to any outstanding judgment, order, writ, injunction, or decree of any court, arbitration panel, or other governmental authority.

4.14 Environmental Matters. To the best of the knowledge of Four Seasons, no hazardous materials have been stored or disposed of on any real property currently owned, leased, used, operated or occupied by Four Seasons or The Bank or on any property acquired, or to be acquired, in foreclosure or in lieu of foreclosure, in any manner or amount which would require reporting, clean-up or remediation under any environmental laws. Four Seasons and The Bank know of no circumstances with respect to any of the aforesaid properties that could reasonably be anticipated to form the basis of an environmental claim or restriction on ownership, occupancy, use of or transferability under any applicable environmental law.

4.15 Legal Compliance. Four Seasons and The Bank have complied with, and conducted its operations in accordance with, all applicable laws, regulations and other legal requirements of all authorities having jurisdiction over it, in all material respects.

4.16 Regulatory Compliance. Four Seasons affirms the following with respect to itself and The Bank, that they are substantially in compliance with applicable federal and state regulations affecting banking activities, including the Bank Secrecy Act and applicable securities and insurance regulations. Neither Four Seasons nor The Bank knows of any violations or conditions which may lead to violations, or of any patterns or practices which may be deemed violations of any of the above identified laws or regulations, except those which have been identified under the most current state and federal bank regulatory agency reports of examination.

4.17 Reporting and Withholding of Interest. Four Seasons and The Bank have fully complied
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with the Internal Revenue Code, as amended, and all rules and regulations of the Internal Revenue Service with respect to the reporting of payments of interest, and other payments, by it, and has complied with all provisions requiring the withholding for income taxes on such amounts when required. Four Seasons and The Bank have instituted adequate procedures to assure compliance with such provisions.

4.18 Interim Events. Four Seasons affirms the following with respect to itself and The Bank, since December 31, 1995 there has not occurred any event or condition of any material substance relating to Four Seasons or The Bank adversely affecting the financial condition, results of operations, business or prospects of Four Seasons and The Bank on a consolidated basis.

5. CONDUCT OF BUSINESS PENDING CLOSING. From and after the date of this Agreement and until the Effective Date, the parties shall perform in accordance with the following provisions:

5.1 Access to Books and Records. Baylake and its authorized representatives shall, to the extent not prohibited by law, have full access to the premises and to the contracts, commitments, books and records of Four Seasons and The Bank including the right to receive notice and attend board and committee meetings of Four Seasons and The Bank. Baylake shall receive such financial, technical and operating data and other information as shall from time to time be reasonably requested. Baylake agrees that until the Acquisition has been consummated, it and its representatives will hold in strict confidence all data and information so obtained, except for such data and information that are in the public domain or acquired from a source having no duty of confidentiality, and if the transactions herein provided for are not consummated, Baylake will return all such data and will continue to respect such confidence and will in no manner make use of the information it obtained.

5.2 Ordinary Course of Business. Four Seasons and The Bank shall carry on their respective businesses diligently and substantially in the same manner as heretofore and shall not make or institute any extraordinary or unusual changes in their methods of operations, management or accounting or take any action which would cause any representation or warranty in Paragraph 4 hereof to be breached, except with the prior written consent of Baylake or as expressly contemplated by this agreement.

5.3 Contracts and Indebtedness. Without the prior written consent of Baylake, neither Four Seasons nor The Bank shall enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with current business practices, or create any indebtedness other than that incurred in the usual and ordinary course of business.

5.4 Payments. Neither Four Seasons nor The Bank shall, without the prior written consent of Baylake, declare or pay any dividend or make any distribution in respect of its capital stock; directly or indirectly redeem, purchase or otherwise acquire any of its own stock; grant any stock options; issue any additional shares of its own stock; or accept any capital contributions.

5.5 Preservation of Organization and Properties. The Bank shall use its best efforts (without making any commitments on behalf of Baylake) to preserve its business organization intact, to keep available to it the present officers and employees thereof, and to preserve the loans and
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deposits, present relationships of it with its customers, and others having business relationships with it.

5.6 Other Discussions. Neither Four Seasons and The Bank shall, nor any of the directors, officers or other representatives thereof, provide any information to, or conduct any discussions or negotiations with, any other party relating to any possible acquisition of Four Seasons or The Bank, or the transfer of any material part of either of their respective assets in a transaction other than the ordinary course of business, by any party not affiliated with Baylake. In the event Four Seasons or The Bank becomes aware of any request for information by any such other party, or any attempt at commencement of discussions or negotiations, Four Seasons shall immediately notify Baylake of such event and identify the party and the circumstances relating to such event. As result of the considerable cost and expense incurred and to be incurred by Baylake in consummating the transactions contemplated hereby, Baylake shall be entitled, in addition to any other rights or remedies it may have under paragraph 9.2, to receive from Four Seasons a termination fee of $500,000.00 upon a breach of this Paragraph resulting in the termination of this Agreement.


6. ACTIONS PRIOR TO CLOSING. Each and all obligations of Baylake and Four Seasons shall be performed prior to or as of the Effective Date:

6.1 Regulatory Approvals and Compliance. Baylake shall prepare and file, and shall diligently seek favorable action upon applications for required regulatory approvals. Four Seasons shall promptly provide all such information as Baylake shall reasonably request in order to do so. Baylake shall provide Four Seasons with copies of all filings, regulatory responses, and related correspondence in that regard.


6.2 Fulfillment of Representations and Warranties. The parties shall use their best efforts to fulfill prior to the Effective Date each of the representations and warranties set forth in Paragraphs 3 and 4.

6.3 Satisfaction of Conditions Precedent. Each party agrees diligently to use its best efforts to satisfy prior to the Effective Date each of the conditions set forth in Paragraph 8 hereof which are precedent to the obligations of the other party to be performed on or before the Effective Date.

7. CONDITIONS PRECEDENT TO EFFECTIVE DATE. It is understood by the parties that the obligations of Four Seasons are limited to those required to meet the requirements of Baylake and effect the Acquisition. The items set forth herein shall constitute the conditions to be met, fulfilled, or complied with in anticipation of the Acquisition, prior to or as of the Effective Date.

7.1 Conditions Precedent to Both Parties. Each obligation of each party to this Agreement to be performed as of the Effective Date shall be subject to the prior satisfaction of the following conditions:

(a) Representations, Warranties, Covenants, and Conditions. All representations and warranties of Baylake and Four Seasons in this Agreement shall be true, accurate and complete in all material respects both as of the date hereto and as of the Effective Date, with the same force and effect as if made anew as of the Effective Date, except as affected by the transactions contemplated by this Agreement, and in all material respects Baylake and Four Seasons shall have performed or complied with all of the covenants, agreements and conditions to be performed or complied with on its part, and each shall have furnished the other a certificate signed by an executive officer to the foregoing effect.

(b) Governmental Compliance. The Federal Reserve and the Wisconsin Banking Commission shall have approved the acquisition by Baylake of Four Seasons and The Bank, all necessary waiting periods shall have expired, and Baylake shall be in compliance with other applicable governmental agencies.

c) Approvals of Experts and Legal Counsel. Actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement and other related legal matters shall have been accomplished in a manner satisfactory to the experts and counsel to Four Seasons and Baylake, such counsel have been furnished with certified copies of actions and proceedings and such other documents and instruments as may have been reasonably requested.

7.2 Conditions Precedent to Baylake Obligation. Each and every obligation of Four Seasons to be performed on the Effective Date shall be subject to the prior satisfaction of the following conditions, any one or more of which may be waived by Baylake.

(a) Surrender of Certificates. Four Seasons shall deliver to Baylake at the Effective Date certificates of ownership of all outstanding shares of Four Seasons, duly executed in blank by all of the shareholders, for transfer of ownership upon payment of the Purchase Price.

(b) Audited Financial Statements. Four Seasons shall have furnished to Baylake, at Baylake's option and expense, Audited Financial Statements as requested for the years from 1994 and 1995. The Audited Financial Statements shall not be materially different from financial statements as of and for the years ended 1994 and 1995, and Baylake shall be reasonably satisfied with the results thereof and information contained therein. The Audited Financial Statements shall have been prepared by Smith & Gesteland, Madison, Wisconsin, or another independent certified public accounting firm reasonably acceptable to Baylake, which shall have expressed an unqualified opinion thereon.

(c) Comfort Letter of Independent Public Accountants. Baylake shall have received a letter from a certified public accounting firm in form and substance reasonably satisfactory to Baylake and Four Seasons providing positive and negative assurances in customary form regarding financial statements of Four Seasons and statistical data relating to Four Seasons and The Bank. The Letter shall have been prepared by Smith & Gesteland, Madison, Wisconsin, or another independent certified public accounting firm reasonably acceptable to Baylake.

(d) Opinion of Counsel for Four Seasons. Baylake shall have received from legal counsel for Four Seasons, as of the Effective Date, a written opinion dated as of that date addressed to Baylake and satisfactory to Baylake in form and substance substantially similar to the form attached hereto.

(e) No Litigation. Unless waived by Baylake as to any specific matter or matters, as of the Effective Date, no suit shall be pending or threatened before any court in which it will be or it is sought, by anyone to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

8. AMENDMENT. The parties agree that any modification of this Agreement shall be accomplished solely under the provisions of this Article.

8.1 Method of Amendment. The parties shall not amend this agreement except upon the mutual written and signed modification to such extent and in such written form as the parties may agree.

8.2 Effect of Amendment. The effect of any amendment shall be limited solely to application of the terms contained therein and no such amendment shall constitute a waiver of the enforceability of any other provision of the Agreement.


9. TERMINATION AND ABANDONMENT. The parties acknowledge that the responsibility of Baylake shall rest principally upon its payment of the Purchase Price pursuant to the provisions of the Agreement and the ability of Four Seasons to terminate without default or penalty shall be limited as follows:

9.1 Method of Termination. The Agreement may be terminated by either party without penalty in the event the other party fails to fulfill or materially comply with any of the conditions precedent set forth in Paragraph 8 or other terms of the Agreement. This Agreement shall terminate without penalty to Four Seasons only in the event of the failure of the conditions precedent set forth in Paragraph 1.2, Paragraph 3, Paragraph 7.1, upon the mutual consent of the parties, or in the event, absent the default of Four Seasons, the Effective Date is not achieved by September 30, 1996.

9.2 Notice of Default. The parties acknowledge the opportunity for each to cure any default and each shall have 30 days following the receipt of written notice of default in which to cure the same before termination shall take effect.

9.3 Effect of Termination. Upon termination, this Agreement shall cease to be enforceable and it shall become void, except as to liquidated or other damages payable to or recoverable by either party hereunder, such provisions surviving the termination with full force and effect. and without limitation. In the event of any material default, either party shall be entitled to remedies and damages provided for by law, contract, or this Agreement, but in no event shall damages exceed: (i) liquidated damages in the sum of $100,000; actual expenses incurred in excess of $100,000; and, (iii) additional liquidated damages available to Baylake under paragraph 5.6; provided however that Baylake shall nuot receive liquidated damages under (i) above in the event it receives the liquidated damages called for under Paragraph 5.6 above.

10.  MISCELLANEOUS PROVISIONS.

10.1 Applicable Law. This and other agreements entered into in the course of this Acquisition shall be construed, interpreted, and enforced in accordance with the laws of the State of Wisconsin.

10.2 Complete Agreement. This Agreement shall constitute the initial and entire agreement between the parties, except as to such other agreements, warranties and representations, and conditions required to be made or performed hereunder and which shall, upon the mutual written agreement of the parties, become a part hereof.

10.3 Notice and Delivery. All delivery of notices, documentation, or other communications required under this Agreement shall be in writing and deemed made upon personal service or mailing, postage prepaid, by registered or certified mail, addressed:

If to Baylake:        Baylake Corp.
                      P.O. Box 9
                      217 North Fourth Avenue
                      Sturgeon Bay, WI  54235-0009
                      Attn:  Thomas L. Herlache


If to Four Seasons:   Four Seasons of Wis., Inc.
                      c/o  KPMG Peat Marwick LLP
                      303 East Wacker Drive
                      Chicago,  IL  60601
                      Attn:  John Palmer

10.4 Assignment and Rights of Third Parties. The rights of either of the parties hereto shall not be assignable to any third party except upon the express written consent of the other party hereto. Nothing contained in this Agreement is intended to or shall be construed as giving or providing to any other person, firm, corporation, or entity any rights or remedies hereunder.

10.5 Survival of Representations, Warranties, and Obligations. All representations, warranties, and other obligations, whether made directly by the parties hereto or indirectly on behalf of interested parties benefitting under this Agreement, shall survive for a period of one year following the Effective Date.

IN WITNESS WHEREOF, the parties have hereby caused this Agreement to be duly executed and attested to as of and effective upon the date first set forth above.

                                  BAYLAKE CORP.


                                  By:                    /S/
                                      ------------------------------------------
                                      Richard A. Braun, Executive Vice President

                                  By:                    /S/
                                      ------------------------------------------
                                      Daniel F. Maggle, Secretary

                                      FOUR SEASONS OF WIS., INC.

                                      By:                /S/
                                         ---------------------------------------
                                         Charles J. Posnanski, President

                                      By:                /S/
                                         ---------------------------------------
                                         Lois E. Posnanski, Secretary


ACKNOWLEDGEMENT AND CONSENT TO AGREEMENT

The undersigned, being all of the shareholders of Four Seasons of Wis., Inc., owning all of the common stock of the corporation, hereby acknowledge their agreement and consent to the Agreement and Plan of Acquisition, dated March 13, 1996 and agree that they will surrender and deliver all of their shares in the corporation to Baylake Corp. on the Effective Date in exchange for the Purchase Price in accordance with the performance of the principal parties as set forth in the aforementioned Agreement.

Dated this 13th day of March, 1996.

                                                                /S/
                                                      --------------------------
                                                      Charles J. Posnanski


                                                                /S/
                                                      --------------------------
                                                      Lois E. Posnanski